May 18, 2011
FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL
REPORTS APRIL 2011 OPERATING DATA

ST. PETERSBURG, Fla. – In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“April operating data shows continuing strength, especially given it was a short month on a business-day basis,” stated CEO Paul Reilly. “Securities commissions and fees were up only 2 percent over last year’s April, but 7 percent higher on a daily basis. Securities commissions and fees were down 7 percent from last month, but again up 7 percent on a daily basis.

“Assets under administration and assets under management set new records at $282 billion and $36.9 billion, respectively.

“Although the number of lead-managed deals was down significantly from last month, April was a strong corporate finance and M&A month. However, recent activity has been choppy and May activity is slower to date. The Fixed Income business continued to perform on a steady basis in April, although commissions have trailed down slightly recently even as trading profits have remained solid. Raymond James Bank increased loan balances somewhat to $6.1 billion, while credit metrics continued to show improvement.

“Although the operating metrics remain favorable, the outlook for the securities markets and economy has been volatile recently. Growth, or lack thereof, in the economy and the performance of the markets will significantly impact our future performance.”

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 5,300 financial advisors serving 1.9 million accounts in 2,400 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $282 billion, of which approximately $37 billion are managed by the firm’s asset management subsidiaries.

To the extent that Raymond James makes or publishes forward-looking statements (regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2010 annual report on Form 10-K and the quarterly report on Form 10-Q for the quarters ended December 31, 2010 and March 31, 2011, which are available on RAYMONDJAMES.COM and SEC.GOV.

	April 2011	April 2010	March 2011
	(20 business days)	(21 business days)	(23 business days)

Securities commissions and fees (1)	$ 182.5 mil.	$ 179.0 mil.	$ 196.4 mil.

Total client assets under administration	$ 282 bil.	$ 246 bil.	$ 275 bil.

# of lead managed underwritings (2)	5	2	15

Financial assets under management (excluding Money Market Funds) (3)	$ 36.9 bil.	$ 30.1 bil.	$ 35.6 bil.

Raymond James Bank total loans, net	$ 6.1 bil.	$ 6.1 bil.	$ 6.0 bil.

(1)  Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.

(2)  This is only one of several key revenue sources for the capital markets segment; other key revenue sources include institutional sales commissions, M&A and co-managed deals and transaction fees.

(3)  This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.

For more information, please contact Steve Hollister at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.